Exhibit 10.1


                 ALAMOSA 2006 Board and Board Committee Member
                               Compensation Plan


Director compensation will be a combination of cash and stock as follows:


Stock
1. 6,500 shares annually. The issue date will be the first business day of the year.
2. Sixty percent of the stock granted will be restricted for a period of 3 years from the date of grant or until the date that the recipient ceases to serve as a director (whichever date occurs first). The remaining forty percent will become unrestricted upon vesting.
3. These 6,000 shares will vest over a period of one year from the date of grant on a monthly basis.
4.       Stock amounts will be pro-rated for partial year service

Cash
1.       Annual retainer in the amount of $20,000 paid quarterly
2.       Retainer amounts will be pro-rated for partial year service
3. Meeting fees will be paid quarterly as follows: $1000 per board meeting, $1000 per committee meeting.
4. Committee Chairs will receive an additional $12,000 annual retainer paid quarterly. This retainer amount will be $17,500 for the audit committee and governance committee.

Election to take restricted stock in lieu of cash
1. Directors may elect to take up to 100% of their cash compensation in restricted stock. Directors must notify Paula Sexton via e-mail psexton@alamosapcs.com 10 days prior to the beginning of each quarter stating their desire to receive their quarterly compensation solely in cash or up to 100% in restricted stock.
2. The exchange ratio for electing restricted stock in lieu of cash will be determined by taking the closing price of the Common Stock on the last business day of the quarter and discounting this price by 25%
3. There will be no vesting requirement on such restricted stock and it will be granted on the first business day of the following year (2006) with a restriction period of 2.5 years. This restriction will remain in place even if the Director ceases to serve on the board.

New Board Members - newly elected board members will receive a one time stock grant in an amount to be determined at the time of the election of the director consistent with the recommendation of the compensation consultant utilized by the Compensation Committee and the desire to attract qualified directors. For 2005, this grant amount was set at 3,000 shares.

Minimum amount of stock to be held - All Board members are required to beneficially hold a minimum of the lesser of 6,000 shares of stock or stock equal to or exceeding $75,000 in value based upon its current per share trading price in the public market. Such minimum amount must be obtained by all Board members by the end of their third year of service and maintained thereafter during their services as a board member.

Guidelines
1. 10 days prior to the end of the quarter, each Committee Chairman will provide to Paula Sexton via e-mail psexton@alamosapcs.com a list of the committee meetings held including a list of attendees
2. A "Meeting" shall mean any Board or Committee meeting called to order by the Chairman or deemed by the Chairman to be a meeting during which substantial business was conducted. In addition, the Chairman of a Committee may ask a committee member to attend other committee meetings (either Board or Management meetings) when it is in the best interest of the Committee and in furtherance of the Committee's duties and such attendance shall be deemed a "Meeting" for board compensation purposes.
3. In addition, Board members may receive compensation for attending educational seminars relevant to their board duties. Attendance at such seminars and expenses for such must be pre-approved by the respective Committee Chairman (or in the case of a Committee Chairman, the Chairman of the Board must approve) and compensation will be $1000 for each day spent in class at such seminar. Educational seminar compensation shall not exceed $5000 per year. [Effective November 3, 2004]
4. Committee meetings held prior to/following/in conjunction with Board meetings are considered separate meetings eligible for compensation

5.       Current Board Committees eligible for compensation:
             a. Finance Committee - John Otto (Chairman), Ray M. Clapp, Michael V. Roberts, Thomas F. Riley
             b. Audit Committee - Allen T. Mcinnes (Chairman), Jimmy R. White, Thomas F. Riley, Jr.
             c.   Business Practices/Governance/Nominating Committee - Thomas
                  F. Riley, Jr. (Chairman), Allen T. McInnes, John F. Otto, Jr., Schuyler Marshall
             d. Compensation and Stock Option Committee - Scotty Hart (Chairman), Jane E. Shivers, Schuyler Marshall e. Sprint Negotiations Committee - Schuyler Marshall, Scotty Hart, Thomas F. Riley, John Otto

Form 4 Filing - IMPORTANT: If you receive compensation in restricted stock, please be advised that you must report the grant of the options within two (2) business days of their grant on a Form 4 with the SEC. Please note that the date of the grant is the last business day of the quarter. If you need assistance filing your form, please contact Melinda Wheatley at 806-722-1438 or mwheatley@alamosapcs.com. Please send a completed copy of your Form 4 to Melinda Wheatley. Any late filings must be reported in our proxy.